UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2020 (May 5, 2020)

Ceridian HCM Holding Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38467	46-3231686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3311 East Old Shakopee Road, Minneapolis, MN		55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (952) 853-8100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CDAY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)On May 5, 2020, the Board of Directors (the “Board”) of Ceridian HCM Holding Inc. (the “Company”) approved the grant to David Ossip, chairman and chief executive officer of the Company, of a special performance-based stock option award (“Performance Option Award”) to purchase up to 1,500,000 shares of the Company’s common stock (“Common Stock”) on May 8, 2020 (the “Grant Date”) under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (the “2018 Plan”).  The Performance Option Award has an exercise price equal to $65.26, the closing price of a share of Common Stock on the Grant Date (the “Exercise Price”), and has a ten-year term from the Grant Date.  The Performance Option Award vests upon achieving certain performance and time-based metrics.

The Performance Option Award provides that (i) 750,000 shares are available to vest when the Company’s per share closing price on the New York Stock Exchange (“NYSE”) meets or exceeds $110.94, or 1.7 times the Exercise Price, for ten consecutive trading days, and (ii) the remaining 750,000 shares are available to vest when the Company’s per share closing price on the NYSE meets or exceeds $130.52, or 2.0 times the Exercise Price, for ten consecutive trading days (the “Performance Metrics”).  The Performance Metrics must be achieved prior to May 8, 2025, the fifth anniversary of the Grant Date, or the Performance Option Award will terminate as to any unmet Performance Metric.  Further, no portion of the Performance Option Award will vest and become exercisable until May 8, 2023, the third anniversary of the Grant Date (the “Time-Based Metric”).  If one of both Performance Metrics is met prior to satisfying the Time-Based Metric, the Performance Option Award will vest and become exercisable as to such met Performance Metrics on May 8, 2023.  If the Time-Based Metric is met and one of both Performance Metrics is met on or prior to May 8, 2025, the Performance Option Award will vest and become exercisable as to such met Performance Metric on the date the Performance Metric is met.

Further, the Performance Option Award provides that if Mr. Ossip either resigns from the Company for Good Reason or his employment is terminated by the Company without Cause, then the Performance Option Award will fully vest and be exercisable on the date of such termination of employment pursuant to the terms of the performance-based stock option award agreement.  In the event of a change in control of the Company, any unmet Performance Metrics will be deemed met and any proceeds from the Performance Option Award will be held in escrow until the earlier of (i) the satisfaction of the Time-Based Metric or (ii) the date Mr. Ossip resigns from the Company for Good Reason.

The foregoing summary of the Performance Option Award does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of performance-based stock option award agreement, which will be filed as an exhibit to Ceridian’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2020.

Item 8.01 Other Events.

Grant of Stock Options to Certain Members of Management and Key Employees and Independent Directors of the Board

On May 5, 2020, the Board approved the grant of time-based stock options to purchase up to 2,039,075 shares of the Common Stock (the “Options”) and 461,899 restricted stock units (“RSUs”) under the 2018 Plan.  The Options and RSUs were granted on the Grant Date to certain members of management, key employees and newly hired and promoted employees of the Company, including 321,734 stock options and 34,477 restricted stock units which were granted to Mr. Ossip.  The Options have an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the Grant Date, will vest over four years, and have a ten-year term. The RSUs will vest over three years from the Grant Date.

On May 5, 2020, the Board approved the grant of 2,298 restricted stock units and  time-based stock options to purchase 31,933 shares of Common Stock on the Grant Date to the Company’s independent non-employee directors, who are not employees of Thomas H. Lee Partners, L.P. or Cannae Holdings, LLC or their affiliates under the 2018 Plan. Such equity awards vest and become exercisable as to 25% of the amount of the award on the last day of each three (3) month period commencing on the Grant Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING INC.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: May 11, 2020